EXHIBIT 99.2

Unaudited pro forma consolidated balance sheet as of September, 2007; and unaudited pro forma consolidated statement of operations and unaudited pro forma consolidated statement of stockholders’ equity for the period from inception through September 30, 2007

Znomics, Inc.
UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET

	Pacific Syndicated Resources, Inc.			Znomics, Inc.	Combined	Pro Forma		Adjusted ProForma
	August 31, 2007 and September 30, 2007				Totals	Adjustments	AJE	Totals

ASSETS

Current Assets:
Cash	$7			$21,508	21,515	$4,880,000	[4]	$4,901,515
Accounts receivable	-			59,424	59,424	-		59,424
Prepaid expense	-			7,111	7,111	-		7,111

Other current assets	-			-	-	-		0

Total Current Assets	7			88,043	88,050	4,880,000		4,968,050

Fixed Assets, Net:	-			274,855	274,855	-		274,855

TOTAL ASSETS	$7		#	$362,898	$362,905	$4,880,000		$5,242,905

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$-			$60,982	$60,982	$-		$60,982
Bank line of credit	-			15,000	15,000	-
Accrued expenses	-			106,715	106,715	-
Notes payable	-			261,964	261,964	-		261,964
Other current liabilities	5,600			475,189	480,789	(250,000)		230,789

Total Current Liabilities	5,600			919,850	925,450	(250,000)		675,450

Long-Term Liabilities:
Notes payable	-			1,480	1,480	-		1,480

Total Long-Term Payables	-			1,480	1,480	-		1,480

Total Liabilities	5,600			921,330	926,930	(250,000)		676,930

Stockholders' Equity:
Preferred stock	-			910,755	910,755	(910,755)	[2]	-

Common stock	6,809			15,000	21,809	(4,731)	[1]	11,072
						(9,426)	[2]
						3,253	[3]
						167	[4]
Additional paid-in capital	24,351			22,550	46,901	4,731	[1]	6,068,270
						890,058	[2]
						4,876,747	[3]
						249,833	[4]
Retained earnings (deficit)	(36,753)			(1,506,737)	(1,543,490)	30,123	[2]	(1,513,367)

Total Stockholders' Equity	(5,593)			(558,432)	(564,025)	5,130,000		4,565,975

TOTAL LIABILITIES AND STOCKHOLDERS'EQUITY (DEFICIT)	$7			$362,898	$362,905	$4,880,000		$5,242,905

		[1]	To record the cancellation of 4,731,085 shares of common stock at the acquisition of Znomics

		[2]	To record 5,574,182 shares issued for Znomics

		[3]	To record 3,253,333 shares issued in private placement of common stock at $1.50 per share
		[4]	To record 166,667 shares issued in satisfaction of debt

Znomics, Inc.
UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
FOR THE YEARS ENDED

	Pacific Syndicated Resources, Inc.		Znomics, Inc.	Combined		Pro-Forma Adjusted Combined
	August 31, 2007 and September 30, 2007			Totals	Adjustments	Totals
REVENUES

Sales revenue	$-		69,853	69,853	$-	$69,853
Other revenue	-		110,000	110,000	-	110,000

Total Revenues	-		179,853	179,853	-	179,853

COST OF SALES	-		380,602	380,602	-	380,602

GROSS PROFIT	-	#	(200,749)	(200,749)	-	(200,749)

OPERATING EXPENSES

General and administrative	6,630		120,704	127,334	-	127,334
Research contracts	-		251,540	251,540	-	251,540

Total Costs and Expenses	6,630		372,244	378,874	-	378,874

OPERATING INCOME (LOSS)	(6,630)		(572,993)	(579,623)	-	(579,623)

OTHER INCOME (EXPENSE)

Interest expense	-		(2,910)	(2,910)	-	(2,910)
Other income	-		6,728	6,728	-	6,728

Total Other Income (Expense)	-		3,818	3,818	-	3,818

NET INCOME (LOSS)	$(6,630)		$(569,175)	$(575,805)	$-	$(575,805)